Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Marathon Patent Group, Inc.

Los Angeles, CA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 4, 2017, relating to the consolidated financial statements of Marathon Patent Group, Inc. (“Company”) as  of and for the year ended December 31, 2016, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, CA

May 9, 2017